Exhibit 77I Terms of new or amended securities
NT Growth 10/31/2006 NSAR filing

77I.   Terms of new or amended securities

a)  N

b) NT Growth, a new series of the Registrant, began offering the Institutional class during the period. The following describes the new class of the fund, as called for by the applicable registration statement item:

The fund is a series of shares issued by the corporation, and shares of the fund have equal voting rights. In addition, each series (or fund) may be divided into separate classes. Additional funds and classes may be added without a shareholder vote. Each fund votes separately on matters affecting that fund exclusively. Voting rights are not cumulative, so investors holding more than 50% of the corporation's (all funds') outstanding shares may be able to elect a Board of Directors. The corporation undertakes dollar-based voting, meaning that the number of votes a shareholder is entitled to is based upon the dollar amount of the shareholder's investment. The election of directors is determined by the votes received from all the corporation's shareholders without regard to whether a majority of shares of any one fund voted in favor of a particular nominee or all nominees as a group.

The assets belonging to each series are held separately by the custodian and the shares of each series represent a beneficial interest in the principal, earnings and profit (or losses) of investments and other assets held for each series. Shareholder rights are the same for all series of securities unless otherwise stated. Within their respective series, all shares have equal redemption rights. Each share, when issued, is fully paid and non-assessable.

Each shareholder has rights to dividends and distributions declared by the fund he or she owns and to the net assets of such fund upon its liquidation or dissolution proportionate to his or her share ownership interest in the fund.

The fund is available for purchase only by certain funds of funds advised by American Century. Transactions involving fund shares are effected using systems and procedures internal to American Century.

Redemption proceeds will be calculated using the net asset value (NAV) next determined after American Century receives a shareholder's transaction request in good order. However, American Century reserves the right to delay delivery of redemption proceeds up to seven days. In addition, American Century reserves the right to honor certain redemptions with securities, rather than cash.

If, during any 90-day period, a shareholder redeems fund shares worth more than $250,000 (or 1% of the value of a fund's assets if that amount is less than $250,000), American Century reserves the right to pay part or all of the redemption proceeds in excess of this amount in readily marketable securities instead of in cash. The portfolio managers would select these securities from the fund's portfolio.

American Century will value these securities in the same manner as computing the fund's net asset value. American Century may provide these securities in lieu of cash without prior notice. Also, if payment is made in securities, the shareholder may have to pay brokerage or other transaction costs to convert the securities to cash.

We reserve the right to change any stated investment requirement, including those that relate to purchases, exchanges and redemptions. We also may alter, add or discontinue any service or privilege. Changes may affect all investors or only those in certain classes or groups. In addition, from time to time we may waive a policy on a case-by-case basis, as the advisor deems appropriate.


NT Vista 10/31/2006 NSAR filing

77I.   Terms of new or amended securities

a)  N

b) NT Vista, a new series of the Registrant, began offering the Institutional class during the period. The following describes the new class of the fund, as called for by the applicable registration statement item:

The funds is a series of shares issued by the corporation, and shares of the fund have equal voting rights. In addition, each series (or fund) may be divided into separate classes. Additional funds and classes may be added without a shareholder vote. Each fund votes separately on matters affecting that fund exclusively. Voting rights are not cumulative, so investors holding more than 50% of the corporation's (all funds') outstanding shares may be able to elect a Board of Directors. The corporation undertakes dollar-based voting, meaning that the number of votes a shareholder is entitled to is based upon the dollar amount of the shareholder's investment. The election of directors is determined by the votes received from all the corporation's shareholders without regard to whether a majority of shares of any one fund voted in favor of a particular nominee or all nominees as a group.


The assets belonging to each series are held separately by the custodian and the shares of each series represent a beneficial interest in the principal, earnings and profit (or losses) of investments and other assets held for each series. Shareholder rights are the same for all series of securities unless otherwise stated. Within their respective series, all shares have equal redemption rights. Each share, when issued, is fully paid and non-assessable.

Each shareholder has rights to dividends and distributions declared by the fund he or she owns and to the net assets of such fund upon its liquidation or dissolution proportionate to his or her share ownership interest in the fund.

The fund is available for purchase only by certain funds of funds advised by American Century. Transactions involving fund shares are effected using systems and procedures internal to American Century.

Redemption proceeds will be calculated using the net asset value (NAV) next determined after American Century receives a shareholder's transaction request in good order. However, American Century reserves the right to delay delivery of redemption proceeds up to seven days. In addition, American Century reserves the right to honor certain redemptions with securities, rather than cash.

If, during any 90-day period, a shareholder redeems fund shares worth more than $250,000 (or 1% of the value of a fund's assets if that amount is less than $250,000), American Century reserves the right to pay part or all of the redemption proceeds in excess of this amount in readily marketable securities instead of in cash. The portfolio managers would select these securities from the fund's portfolio.

American Century will value these securities in the same manner as computing the fund's net asset value. American Century may provide these securities in lieu of cash without prior notice. Also, if payment is made in securities, the shareholder may have to pay brokerage or other transaction costs to convert the securities to cash.

We reserve the right to change any stated investment requirement, including those that relate to purchases, exchanges and redemptions. We also may alter, add or discontinue any service or privilege. Changes may affect all investors or only those in certain classes or groups. In addition, from time to time we may waive a policy on a case-by-case basis, as the advisor deems appropriate.